Exhibit 15.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Weidai Ltd. on Form S-8 (FILE NO. 333-230896) of our report dated April 22, 2022 with respect to our audits of the consolidated financial statements of Weidai Ltd. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Weidai Ltd. for the fiscal year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
April 22, 2022

www.marcumbp.com